SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 GO-VIDEO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

    ----------------------------------------------------------------------------

    2) Form, Schedule or Registration No.

    ----------------------------------------------------------------------------

    3) Filing party:

    ----------------------------------------------------------------------------

    4) Date filed:

    ----------------------------------------------------------------------------

                                                       GO^VIDEO, INC.
                                                       7835 East McClain Drive
                                                       Scottsdale, Arizona 85260
--------------------------------------------------------------------------------

July 20, 1998


Dear fellow Go-Video Stockholder:

         You are cordially invited to attend our 1998 Annual Meeting of Stockholders, which will begin at 8:00 a.m. at the Scottsdale Princess, 7575 Princess Drive, Scottsdale, Arizona, on Thursday, August 20, 1998.

         The first item of business for the meeting is the election of directors. The Board of Directors has nominated Tom Linnen and Bill Walker for new three year terms. Both Mr. Linnen and Mr. Walker have served as directors since 1993 and have played a key role in the shaping of Go-Video into a profitable, growing business. I believe the Company has demonstrated a strong earnings turnaround with its core Dual-Deck VCR business and our growth strategies offer new challenges and opportunities. Thus, I'm very pleased these gentlemen continue to offer to the Company their service and expertise. The Go-Video Board of Directors recommends that you vote FOR the proposed director slate.

         The second item of business  concerns a most important  matter for your
Company: its name. I'm proud of Go-Video's accomplishments since it was founded in 1984, but the Company and its mission have changed significantly over that time. I now believe that a new name for the Company, one that better reflects the character and focus of the Company as we enter the digital age, is not only beneficial but necessary. The name we have chosen is Sensory Science Corporation.

         In searching for our new company name, we considered how we have reshaped the company over the last several years. We took into account our mission statement and how our Company blends art and science to create new digital video and audio products that incorporate advanced technology and superior design. We sought a name that would reflect the core values associated with our product line - the faithful transmission, reproduction, and display of video and audio information to entertain, inform, or protect our customers. And finally, we wanted a name that would inspire our customers, suppliers, stockholders, and employees. I'm confident our new name will serve the Company well as we enter the digital age.

         To officially change the name of the Company, we must amend the Company's Articles of Incorporation. The amendment is described in more detail in Proposal 2 of the attached Proxy Statement. The Go-Video Board of Directors recommends that you vote FOR Proposal 2, changing the name of the Company from Go-Video, Inc. to Sensory Science Corporation.

         I encourage you to attend this year's Annual Meeting in person. Whether or not you plan to attend the meeting, it is critical that your shares are represented. Accordingly, please mark, date, sign and return promptly your proxy in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

                                   Sincerely,





                                   Roger B. Hackett
                                   Chairman, Chief Executive Officer,
                                     and President

                                 GO^VIDEO, INC.
                             7835 East McClain Drive
                            Scottsdale, Arizona 85260

                           NOTICE AND PROXY STATEMENT
                     For the Annual Meeting of Stockholders
                          to be held on August 20, 1998

To the Stockholders of Go-Video, Inc.:

The 1998 Annual Meeting of Stockholders of Go-Video, Inc., a Delaware corporation, will be held at the Scottsdale Princess, 7575 Princess Drive, Scottsdale, Arizona, on Thursday, August 20, 1998, at 8:00 a.m., Mountain Standard Time, for the following purposes:

1.    To elect two (2) directors to the Board of Directors;

2. To amend the Certificate of Incorporation to change the name of the Company; and

3.    To act upon such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on July 6, 1998, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, BY VOTING IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A LATER DATED PROXY.

Admission to the Annual Meeting is limited to stockholders or their proxies. Stockholders who hold their shares in "Street" name (shares registered under a broker, bank, or other nominee institution's name) will be admitted to the meeting upon presentation of a written affidavit or statement from the registered institution showing beneficial ownership as of the July 6, 1998 record date. The Annual Meeting will not be open to the public.

                              By Order of the Board of Directors





                              Douglas Klein
                              Vice President and Chief Financial Officer,
                                Secretary, Treasurer

Scottsdale, Arizona
July 20, 1998

                                 GO^VIDEO, INC.
                             7835 East McClain Drive
                            Scottsdale, Arizona 85260
                                 (602) 998-3400

                                 PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors (the "Board") of GO^VIDEO, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at the Scottsdale Princess, 7575 Princess Drive, Scottsdale, Arizona, on Thursday, August 20, 1998, at 8:00 a.m., Mountain Standard Time. The proxy materials were first mailed on or about July 13, 1998, to shareholders of record at the close of business on July 6, 1998 (the "Record Date"). As of July 6, 1998, there were outstanding 13,005,153 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote on each matter of business to be considered at the Annual Meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date, or (iii) sending a written notice of revocation to the Secretary of the Company, which notice shall have been received by the Secretary prior to commencement of voting at the Annual Meeting.

The Company will pay the cost of the proxy solicitation made by the Board, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of Common Stock. In addition, directors, officers, or employees of the Company may solicit proxies by mail, personal interview, telephone, telegraph or facsimile transmission without additional compensation.

If the enclosed proxy is properly executed and returned to the Company in time to be voted at the meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made in the proxy, the shares represented by the proxy will be voted for the election of the nominees for director named below and for the amendment to the Certificate of Incorporation to change the name of the Company. With respect to any other matters that may properly come before the meeting, or any adjournment thereof, the proxy will be voted at the discretion of the person(s) named in the proxy.

The two director candidates receiving the greatest number of votes cast at the meeting will be elected. The proposed amendment to the Certificate of Incorporation changing the name of the Company requires the affirmative vote of the holders of a majority of the voting power of the Common Stock outstanding as of the Record Date. All other proposals that properly come before the meeting require the affirmative vote of the holders of a majority of the voting power of Common Stock represented at the meeting. Abstentions are counted as present at the meeting for proposals, but because they are not affirmative votes for proposals, they would have the same effect as a vote against the proposal. Broker non-votes are not considered present at the meeting for particular proposals for which the broker withheld authority.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO IS ENTITLED TO VOTE AT THE MEETING AND WHO MAKES A WRITTEN REQUEST FOR SUCH, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

The Company's Bylaws provide for a classified Board of Directors that is divided into three classes. Each year the stockholders elect directors for terms of up to three years. Two members of the Board are to be elected at the 1998 Annual Meeting.

                              NOMINEES FOR ELECTION

The Board has nominated Thomas E. Linnen and William T. Walker, Jr. for election as directors for terms expiring at the 2001 Annual Meeting of Stockholders.

                    The Board of Directors recommends a vote
                           FOR the following nominees:

For terms expiring at the 2001 Annual Meeting

Thomas E. Linnen, age 52, has served as a director of the Company since August 1993 and serves on the Compensation Committee and as Chairman of the Audit Committee of the Board of Directors. Mr. Linnen is Chief Financial Officer and a director of Hypercom Corporation (NYSE:HYC), a manufacturer of point-of-sale terminals and computer networking products based in Phoenix, Arizona. Prior to joining Hypercom in 1996, Mr. Linnen was Vice President of Finance, Secretary, Treasurer and a director of Continental Circuits Corp. (NASDQ: CCIR), a manufacturer of circuit boards. Prior to joining Continental Circuits in 1987, Mr. Linnen served as Vice President - Finance for ITT Systems, Tempe, Arizona. Mr. Linnen also serves as a director of Innovonics, Inc., a privately-owned company that developed and markets PC Pay(R) security products that facilitate secure credit, debit, and smart card transactions from a personal computer. Mr. Linnen received a Bachelor of Science Degree in Business Administration from the University of Wisconsin and is a Certified Public Accountant.

William T. Walker, Jr., age 66, has served as a director of the Company since August 1993 and serves on the Compensation Committee of the Board of Directors. Mr. Walker is Chairman and President of Walker Associates, a Beverly Hills, California-based corporate finance consulting firm which he founded in 1985. Mr. Walker has over forty years of experience in the capital markets industry and currently serves as a member of the board of directors of Aviation Distributors, Inc. (ASE: ADI). Mr. Walker has been a member of the board of the Securities Industry Association, Chairman of the California District Securities Industry Association, Governor of the Pacific Stock Exchange, President of the Bond Club of Los Angeles, and a member of the American Stock Exchange Advisory Committee. Mr. Walker graduated from Culver Military Academy and attended Stanford University.

                              CONTINUING DIRECTORS

Term Expiring at the 1999 Annual Meeting

Roger B. Hackett, age 47, was first elected to the Board of Directors in December 1992 and joined the Company as President and Chief Operating Officer in January 1993. In March 1994, Mr. Hackett was elected Chief Executive Officer and Chairman of the Board. Prior to joining the Company as President, Mr. Hackett served from 1992 to January 1993 as Senior Vice President, Corporate Affairs, of Serving Software Inc., a Minneapolis, Minnesota-based provider of computer software used in the health care industry. In 1986, Mr. Hackett founded the CAMS division of ATI Medical, Inc., a provider of "critical care" medical equipment, and over six years developed CAMS into one of the leading providers of bar-code-based information systems for the health care industry. In 1992, Mr. Hackett negotiated the sale of the CAMS division to Serving Software. He also served as a director of Serving Software from January 1993 until September 1994 when Serving Software was acquired by HBO & Co., a health care information systems company. Mr. Hackett received a Bachelor of Science Degree in Business Administration from Ohio State University.

Terms Expiring at the 2000 Annual Meeting

Thomas F. Hartley, Jr., age 48, has served as a director of the Company since November 1991 and is Chairman of the Compensation Committee of the Board of Directors. Mr. Hartley is currently a managing director of J&H Marsh & McLennan, a subsidiary of Marsh & McLennan Companies, Inc. (NYSE: MMC) which is an insurance brokerage and consulting firm headquartered in New York City with over 200 offices worldwide. Prior to joining Johnson & Higgins (a predecessor company to J&H Marsh & McLennan) in 1983, Mr. Hartley was Assistant Vice President with Marsh & McLennan in Phoenix and New York, and an officer in the U.S. Navy's nuclear submarine program. Mr. Hartley is on the boards of directors of various community and professional organizations, including the Phoenix Economic Club, the Arizona Property Casualty Guarantee Fund, and the Arizona State University Center for Services Marketing & Management. He is also a member of Valley Leadership and the Arizona State University Business School Dean's Council of
100. Mr. Hartley received a Bachelor of Science Degree from the U.S. Naval Academy and a Masters in Business Administration from New York University.

Carmine F. Adimando, age 54, has served as a director of the Company since October 1996 and serves on the Compensation and Audit Committees of the Board of Directors. Mr. Adimando is currently Chairman and President of CARMCO Investments, LLC, a private investment and financial advisory firm. Prior to founding CARMCO Investments in 1996, Mr. Adimando was Vice President of Finance and Administration, Treasurer, and Chief Financial Officer of Pitney Bowes, Inc., where he also served as President of Pitney Bowes International Holdings, Inc. and as Chief Executive Officer of The Wheeler Group until it was sold in 1992. Prior to joining Pitney Bowes in 1979, Mr. Adimando held positions with American Airlines, Burndy Corporation, and Deloitte, Haskins & Sells. Mr.
Adimando currently serves as Chairman of Cordillera Asset Management and as a director of Executive Greetings, Inc. He also serves on the Board of Trustees of Manhattanville College and the Board of Overseers of the University of Connecticut School of Business. Mr. Adimando received a Bachelor of Science Degree in Accounting from St. John's University, graduated from the Senior
Financial Management Program at Stanford University's Graduate School of Business, and is a Certified Public Accountant.

Meetings and Committees of the Board of Directors

During the fiscal year ended March 31, 1998, the Board met six times. The Board has standing Audit and Compensation committees.

The Audit Committee consists of Messrs. Linnen (Chairman) and Adimando and is responsible for evaluating the Company's system of accounting controls and approving the scope of the annual audit. The Audit Committee met once during the fiscal year ended March 31, 1998.

The Compensation Committee consists of Messrs. Hartley (Chairman), Adimando, Linnen, and Walker. The Committee acts on matters related to executive officer compensation and grants of stock options pursuant to the Company's stock option plans. None of the members of the Compensation Committee is eligible to receive stock options under the Company's plans that they administer. The Compensation Committee met three times during the fiscal year ended March 31, 1998.

All non-employee directors of the Company receive an annual retainer fee of $15,000. All directors, including employee directors, also receive an annual grant of options to purchase Common Stock from the 1991 Nonstatutory Directors' Stock Option Plan (the "Directors' Plan"). The Board of Directors and stockholders of the Company adopted the Directors' Plan effective November 1, 1991. The Directors' Plan provides for the automatic annual grant of stock options to directors serving as of September 1 of each year. On that date, the Chairman is granted options to purchase 20,000 shares of Common Stock and each other director is granted options to purchase 10,000 shares of Common Stock. The Directors' Plan also provides for an initial grant of options upon a director's commencement of service. The number of options granted is equal to 10,000 multiplied by a fraction, the numerator of which is the number of full calendar months from the date the Director was first appointed or elected to the Board to the following September 1st and the denominator of which is 12. The exercise price for all options is the fair market value of the Common Stock on the date of grant. Each option expires on the 10th anniversary date of its grant unless earlier terminated in accordance with the Directors' Plan. During the fiscal year ended March 31, 1996, the Board of Directors approved a resolution voluntarily reducing the annual grant of options to be issued from the Directors' Plan from 20,000 to 15,000 for the Chairman and from 10,000 to 7,500 for each director, effective with the September 1996 grant. In 1997, the Board approved a resolution reinstating the annual grant of options to the amounts specified in the Directors' Plan, effective with the September 1998 grant.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Thomas F. Hartley, Jr., a director of the Company, is a managing director of J&H Marsh & McLennan an insurance brokerage firm that obtains bids from and administers the Company's relations with commercial insurance carriers. During fiscal 1998, J&H Marsh & McLennan earned $23,519 in brokerage commissions on insurance premiums paid by the Company of $196,548. Ralph F. Palaia, an executive officer and former director of the Company, was President of Innovative Marketing Group ("IMG"), which represented the Company for one of the Company's customer accounts until Mr. Palaia joined the Company in December 1997 in his current capacity of Senior Vice President, Marketing and Sales. During the time during fiscal 1998 that the Company was represented by IMG, the Company paid sales commissions to IMG at the same percentage of revenue rate as was customary for similar accounts serviced by other independent manufacturing representatives. During fiscal 1998, sales commissions paid to IMG totaled $203,600.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Committee Role
As part of its function, the Compensation Committee reviews the Company's executive compensation programs to ensure they (i) are competitive with companies of comparable size and complexity and those within the consumer electronics equipment industry; (ii) reflect both stockholders' and participants' best interests; (iii) are responsive to both short and long-term corporate and individual performance goals; and (iv) provide the necessary incentives for the executives to further stockholders' financial interests in the Company. In performing this review, the Committee utilizes compensation data collected from industry association studies on compensation and corporate performance data provided by the Company. This data includes information concerning a peer group of companies which the Company considers its primary competitors for both executive talent and business opportunities. These peer companies for executive talent are not identical to the group of companies identified under the section "Stock Performance Graph". The groups are not the same because compensation data was obtained from trade studies which did not disclose individual company participants and also included privately-owned competitors which do not have publicly-traded common stock results to incorporate into the stock performance chart.

Compensation Philosophy
The Company's executive compensation philosophy, which serves as the foundation of the total compensation package, is based on the following principals:

     * Programs must be supportive of the Company's strategic business objectives and thereby stockholders' financial interests in the Company.
     * A significant ownership interest in the Company by senior executives promotes those behaviors and actions that will result in an alignment of stockholder and management interests.
     * The total compensation package for executive officers should be competitive with those of an appropriate peer group of companies and reflect the Company's performance against that peer group.
     * Variable pay, in the form of annual incentives and long-term stock-based compensation, is intended to create an incentive for superior performance from executive officers.

Base Salaries
Initially, base salaries for executive officers are set based upon a review of the responsibility level of each position and the relative pay levels for comparable positions at peer companies. Base salaries may be periodically increased as a result of an individual assuming increased responsibilities, as a result of competitive data indicating a meaningful change in base pay levels among peer companies or as a result of the Board of Directors increasing performance objectives and goals for the individual executive officer or the Company.

Annual Incentives
In making determinations to award incentive payments, the Compensation Committee reviews a variety of Company performance measures as well as the individuals' objectives and accomplishments. The source and amount of the annual incentives to be paid to the Company's executives is subjective, with consideration to revenue, operating income, net income, return on equity, and various other quantitative and qualitative assessments. The annual incentive payment for the Chief Executive Officer is based on a percentage of pre-tax profit of the Company for a given fiscal period plus subjective components. During fiscal 1998, the maximum incentive payments available for award to all employees, including executive officers, was set by the Compensation Committee as a percentage of pre-tax income.

Long-Term Incentives
The Company's current method of providing long-term incentive compensation opportunities to its executive officers is through the use of stock options. Stock options allow the recipient to purchase shares of the Company's Common Stock at a specified price that is not less than its fair market value on the grant date during a fixed period of time following the grant date. This period has typically been ten years. The Company believes that this form of long-term incentive is presently the best vehicle by which to link stockholder and management interests, because value is provided to recipients only if the Company's stock price increases.

The Compensation Committee is the administrator of the Company's stock option plans and has the authority to approve awards to executive officers and employees. The level of the awards granted is subjective and reflects the relative impact which a recipient is expected to have on future corporate results. In making this determination, the Committee considers the number of options held by the executive officer and the dilution effect such grants may have on existing stockholders.

Chief Executive Officer's Compensation and Company Performance
The Compensation Committee completed an individual performance review of the Chief Executive Officer addressing such issues as the Company's financial performance for the fiscal year ended March 31, 1998 and strategic initiatives commenced or advanced during the year. The Committee determined that Mr. Hackett exceeded or met substantially all of his strategic and financial goals for fiscal 1998. In particular, Mr. Hackett's financial accomplishments included four consecutive quarters of increased revenues and earnings while simultaneously investing in future products and technology. Mr. Hackett's strategic accomplishments included the successful product positioning for the introduction of a $299 Dual-Deck VCR, launch of the DDVCR into several international markets, the acquisition of California Audio Labs, and completion of the Development, Marketing, and Distribution Agreement with Loewe Opta GmbH. As a result of the performance review and after giving consideration to the other factors listed above in establishing executive compensation, the Committee increased Mr. Hackett's base salary by 9% to $250,000, awarded a performance bonus of $125,000, and is currently evaluating a Common Stock option grant.

Section 162(m) of the Internal Revenue Code
The Committee has reviewed the Company's compensation plans in light of the Internal Revenue Code relating to the disallowance of deductions for compensation in excess of $1.0 million to certain executive officers. All compensation paid to executive officers for the fiscal year ended March 31, 1998 is deductible. The Committee does not believe that Section 162(m) limitations will apply to compensation to be paid in fiscal 1999.

                                             Compensation Committee
                                             Thomas F. Hartley, Jr., Chairman
                                             Carmine F. Adimando
                                             Thomas E. Linnen
                                             William T. Walker, Jr.

Summary Compensation Table

The following table shows, for the fiscal years ended March 31, 1998, 1997, and 1996, the compensation of the Chief Executive Officer and all executive officers of the Company with compensation exceeding $100,000:

                           Summary Compensation Table

                                                                         Long-Term
                                            Annual Compensation         Compensation
--------------------------------------------------------------------------------------------------------
   Name and Principal                                                     Securities         All Other
   Position in                                   Salary          Bonus    Underlying       Compensation
   Fiscal 1998                       Year           ($)            ($)   Options/SAR's        ($) (1)
                                                                             (#)
--------------------------------------------------------------------------------------------------------
   Roger B. Hackett
   Chairman, Chief Executive         1998      $230,000       $125,000         65,000 (2)     $10,219
   Officer, President, and Chief     1997      $200,000       $135,000         80,000 (2)     $10,000
   Operating Officer                 1996      $195,500       $      0         80,000 (2)     $ 9,077
--------------------------------------------------------------------------------------------------------
   Edward J. Brachocki
   Vice President, Corporate         1998      $120,000       $ 60,000         40,000         $ 9,677
   Development                       1997      $100,910       $ 65,000         40,000         $ 9,069
                                     1996      $ 93,525       $      0         25,000         $ 6,219
--------------------------------------------------------------------------------------------------------
   Douglas P. Klein
   Chief Financial Officer,          1998      $115,000       $ 62,500         30,000         $ 9,483
   Vice President, Finance and       1997      $105,266       $ 65,000         40,000         $ 9,119
   Administration, Secretary         1996      $100,968       $      0         25,000         $ 6,727
--------------------------------------------------------------------------------------------------------


NOTE: Certain columns have been excluded because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Amounts shown are Company contributions to the Go-Video, Inc. 401(k) Savings Plan, an employee retirement savings plan, and automobile expense allowance of $9,000 per annum for Mr. Hackett and $6,000 per annum for Messrs. Brachocki and Klein.
(2) Includes annual, automatic option grants from the 1991 Non-Statutory Directors' Stock Option Plan (the "Directors' Plan") pursuant to stockholder-approved plan rules. Options granted under the Directors' Plan totaled 15,000 shares for each of 1998, 1997, and 1996.

Non-cash personal benefits payable to executive officers during the fiscal year ended March 31, 1998 did not exceed, in the aggregate, the lesser of 10% of the cash compensation or $50,000 for any individual officer.

Stock Options

The following tables set forth grants of options to purchase shares of Common Stock of the Company made to the executive officers named in the Summary Compensation Table who served during the fiscal year ended March 31, 1998. The tables also set forth the potential realizable value of these options assuming a 5% and 10% compounded appreciation in the market value of the stock over the term of the option grants.

              Option Grants in the Fiscal Year Ended March 31, 1998

---------------------------------------------------------------------------------     ------------------
                                                                                       Potential
                               Individual Grants                                       Realizable
                                                                                       Value at Assumed
                         Number           % of Total                                   Annual Rates of
                         Of Securities    Options / SAR's                              Stock Price
                         Underlying       Granted to         Exercise                  Appreciation for
                         Options /        Employees          Price                     Option Term
                         SAR's            in the 1998        Per       Expiration
Name                     Granted          Fiscal Year        Share     Date             5%          10%
--------------------------------------------------------------------------------------------------------
Roger B. Hackett          50,000             13.8%          $1.3750     7/02/07      $ 43,237  $109,570
                          15,000              4.1%          $2.3125     9/01/07      $ 21,815  $ 55,283
Edward J. Brachocki       40,000             11.0%          $1.3750     7/02/07      $ 34,589  $ 87,656
Douglas P. Klein          30,000              8.3%          $1.3750     7/02/07      $ 25,942  $ 65,742

The options granted to the individuals listed above were made at the fair market value of the Company's Common Stock on the date of grant and were fully vested following a six month holding period.

Option Exercises and Holdings

The following table summarizes option exercises during the fiscal year ended March 31, 1998 by the executive officers named in the Summary Compensation Table and unexercised options held by these individuals on March 31, 1998.

  Aggregated Option Exercises in Fiscal 1998 and Fiscal Year-End Option Values

-----------------------------------------------------------------------------------------------------
                                                               Number of
                                                               Securities            Value of
                                                               Underlying            Unexercised
                                                               Unexercised           In-the-Money
                                                               Options at            Options at
                             Shares                            3/31/98 (#)           3/31/98 (1)
                             Acquired
                             on Exercise      Value            Exercisable/          Exercisable/
Name                         (# of shares)    Realized ($)     Unexercisable         Unexercisable
-----------------------------------------------------------------------------------------------------
Roger B. Hackett               -              -                565,000 / 0           $334,688 / $  0
Edward J. Brachocki            -              -                155,080 / 0           $165,953 / $  0
Douglas P. Klein               -              -                145,000 / 0           $161,563 / $  0

(1) The closing price of the Company's Common Stock as reported for March 31, 1998 on the American Stock Exchange Composite Tape was $2.5625.

Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
Arrangements

The Company has a Separation Agreement with Roger B. Hackett. The Agreement provides that if Mr. Hackett's employment is terminated, Mr. Hackett would be entitled to receive:

     (a) in the event that Mr. Hackett's employment is terminated as a result of a "takeover" of the Company, Mr. Hackett would receive 2.99 times his annual base salary in a lump sum payment;
     (b) in the event that the Company's Board initiates Mr. Hackett's separation (absent a "takeover"), Mr. Hackett would be entitled to receive payments equal to two times his gross annual base salary in effect at the time of separation payable in equal installments over twenty-four months. During the time of such payments, Mr. Hackett would also receive all standard employee benefits including health insurance;

     (c) in the event Mr. Hackett initiates separation with a minimum of ninety days notice, Mr. Hackett would receive payments equal to (i) 0.125 times each year of employment, to a maximum of one; plus (ii) 1/2, multiplied by his gross annual base salary in effect at the time of separation. Payments would be payable in equal installments timed to coincide with the Company's payroll period over the applicable period. As of July 20, 1998, with five years of service, Mr. Hackett would be entitled to receive thirteen and one-half months' gross base salary payable in equal installments over the same time period. During the time of such payments, Mr. Hackett would also receive all standard employee benefits including health insurance.

The Agreement provides for the extension of the right to exercise options to purchase Common Stock for the maximum period, not to exceed seven years, permitted by the plans under which such options were granted. The Agreement continues in full force and effect during the life of the Corporation or its successors and/or assigns, unless amended or terminated with the consent of both parties.

The Company is in the process of preparing an Employment Agreement for Mr. Hackett that would replace the existing Separation Agreement. It is anticipated that the new Employment Agreement would provide for an initial base salary of $250,000 and an incentive bonus and contain non-competition and change-in-control provisions.

                             STOCK PERFORMANCE GRAPH

The following performance graph compares the yearly change since July 31, 1992 in cumulative return on the Common Stock of the Company to the AMEX Broad Market Index and a Company-constructed Industry Peer Index. The Industry Peer Index shown below is comprised of companies competing either solely or substantially within the consumer electronics industry with common stock or ADR's traded on an exchange within the United States. Each company's stock performance is weighted within the Industry Peer Index by its relative market capitalization. The graph assumes $100 was invested on July 31, 1992 and shows the cumulative total return as of each July 31 thereafter through the fiscal year ended July 31, 1994, as of the eight month transition period ended March 31, 1995, and as of the fiscal years ended March 31, 1996, 1997 and 1998.


                          TOTAL RETURN TO STOCKHOLDERS
                      (Assumes $100 investment on 7/31/92)

----------------------------------------------------------------------------------------------------
Total Return
Analysis                 7/31/92   7/31/93   7/31/94     3/31/95   3/31/96     3/31/97     3/31/98
----------------------------------------------------------------------------------------------------
Go Video, Inc.           $100.00   $ 86.96   $ 52.17     $ 65.76   $ 39.13     $ 54.35     $ 89.13
----------------------------------------------------------------------------------------------------
Peer Group               $100.00   $144.24   $ 93.93     $189.50   $206.81     $174.64     $203.98
----------------------------------------------------------------------------------------------------
AMEX Market Value        $100.00   $112.38   $112.56     $119.42   $146.94     $146.24     $193.49
----------------------------------------------------------------------------------------------------

Companies comprising the Industry Peer Index are: Audiovox Corp., Boston Acoustics Inc., Carver Corp., Cobra Electronics Corp., Harman International Industries Inc., Hitachi Ltd., Koss Corp., Matsushita Electronics

Industries Ltd.,  Philips  Electronics NV, Pioneer  Electronic Corp., Polk Audio
Inc.,   Recoton  Corp.,  Sanyo  Electronics  Ltd.,  Sony  Corp.,  Wells  Gardner
Electronics Group, and Zenith Electronics Corp.

                                   PROPOSAL 2
                           TO AMEND THE GO-VIDEO, INC.
                          CERTIFICATE OF INCORPORATION

The Board of Directors has unanimously adopted and submitted to the stockholders for approval an amendment to the Certificate of Incorporation of the Company (the "Name Change Amendment") to change the name of the Company to Sensory Science Corporation. The text of the Name Change Amendment is attached hereto as Exhibit A and is incorporated herein by reference.

The Board of Directors believes that a name change is desirable in view of the Company's change over time in overall mission and strategic direction. The Board believes that the name Sensory Science Corporation more accurately reflects the character and focus of the Company as it pursues the development of additional digital video and audio products in the consumer electronics industry. Because of this, the Board of Directors believes that changing the name of the Company is in the best interests of the Company and its stockholders.

Vote Required

Approval of Proposal 2 to amend the Certificate of Incorporation of the Company to change the name of the Company requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of Delaware, which filing is expected to take place shortly after the Annual Meeting. However, the Board of Directors will be authorized, without a further vote of the stockholders, to abandon the name change and determine not to file the Certificate of Amendment if the Board concludes that for some reason such action would be in the best interest of the Company and its stockholders. If this proposal is not approved by the stockholders, then the Certificate of Amendment will not be filed. Pursuant to Delaware corporate law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Name Change Amendment.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2 to amend the Certificate of Incorporation to change the name of the Company.

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information, as of July 6, 1998, concerning shares of Common Stock beneficially owned by each stockholder known by the Company to be the beneficial owner of more than five percent of the Common Stock, by directors, named executive officers, and by all directors and executive officers of the Company as a group. The information presented is based upon information furnished to the Company by the beneficial owners.

Name and address of                          Number of shares                      Percent of
beneficial owner                             beneficially owned (3)            outstanding shares
--------------------                         ----------------------            ------------------
Kirr, Marbach & Company, LLC  (1)                  668,400                             5.1%
Roger B. Hackett  (2)                              581,000  (4)                        4.3%
Edward J. Brachocki  (2)                           156,080  (5)                        1.2%
Douglas P. Klein  (2)                              150,000  (6)                        1.1%
Carmine F. Adimando  (2)                           105,833  (7)                        0.8%
Thomas F. Hartley, Jr.  (2)                         67,500  (8)                        0.5%
Thomas E. Linnen      (2)                           46,600  (9)                        0.4%
William T. Walker, Jr.  (2)                         48,000 (10)                        0.4%

All officers and directors as a group            1,407,013 (11)                        9.8%
    (9 persons)

-----------------
(1) The address of this beneficial owner is P.O. Box 1729, Columbus, Indiana, 47201. The information provided was obtained from a Schedule 13G dated April 28, 1998 on file with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.
(2) The address of each beneficial owner is 7835 E. McClain Dr., Scottsdale, Arizona, 85260.
(3) All options indicated are exercisable within 60 days.
(4) Includes options to acquire 565,000 shares.
(5) Includes options to acquire 155,080 shares.
(6) Includes  options to acquire  145,000  shares.
(7) Includes options to acquire 15,833 shares.
(8) Includes options to acquire 58,000 shares.
(9) Includes options to acquire 45,000 shares.
(10) Includes options to acquire 45,000 shares.
(11) Includes options to acquire 1,263,913 shares.

                              CERTAIN TRANSACTIONS

Certain transactions involving Thomas F. Hartley, Jr., a director of the Company, and Ralph F. Palaia, an executive officer and former director of the Company, are described in Compensation Committee Interlocks and Insider Participation above.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ending March 31, 1998, all filing requirements applicable to its directors, officers, and greater-than-10% beneficial owners were complied with except that Mr. Linnen, a director, filed a Form 4 in July 1998 showing beneficial ownership of Company common stock that was attributed to him as a result of his recent marriage. The form should have been filed in April 1998.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal independent public accounting firm utilized by the Company during the fiscal year ending March 31, 1998 was Deloitte and Touche, independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. It is anticipated that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

                             REPORTS TO STOCKHOLDERS

The Company has mailed this Notice and Proxy Statement and a copy of its 1998 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 1998 Annual Report are the Company's financial statements for the fiscal year ended March 31, 1998. The Company's 1998 Annual Report is not to be regarded as proxy soliciting material.

                            PROPOSALS BY STOCKHOLDERS

Any stockholder proposal which is intended to be presented at the next annual meeting must be received at the Company's principal executive offices by no later than March 23, 1999, if such proposal is to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to such meeting.

                                 OTHER BUSINESS

The meeting is being held for the purposes set forth in the Notice which accompanies this Proxy Statement. The Board of Directors is not presently aware of any business to be transacted other than the business described in the Notice.


                                 Go-Video, Inc.




                                 Douglas P. Klein
                                 Vice President and Chief Financial Officer,
                                 Secretary, Treasurer

                                    EXHIBIT A

                      PROPOSED AMENDMENT TO THE CERTIFICATE
                               OF INCORPORATION OF
                                 GO-VIDEO, INC.

Section 1 of the Certificate of Incorporation of the Company shall be amended to read as follows:

"The name of the corporation is:  Sensory Science Corporation."